Exhibit 10.2

701 market street, suite 200 philadelphia, pa 19106 | p 215-546-7909 f 215-971-8494 www.fivebelow.com

December 2, 2024

Tom Vellios

Via email: tom@tomvellios.com

Dear Mr. Vellios,

On behalf of Five Below, Inc. (the “Company”), I am proud to extend you an offer to serve as our Executive Chairman of the Board per the terms listed on Appendix A to this letter.

Please carefully review this letter and its terms, which supersede any other oral or written agreements or promises made to you as to the subject matter thereof (excluding the currently outstanding and unvested equity awards held by you). If you have any questions about this offer, please feel free to contact me at molly.gellerman@fivebelow.com.

By accepting this offer, you acknowledge that your employment with the Company will be “at-will”, which means that you can resign or terminate your employment at any time, and the Company may terminate your employment at any time and for any lawful reason, with or without cause or advance notice. This at-will employment relationship cannot be changed except as approved in writing by a duly authorized Company officer. Through your acceptance, you also represent that you will not be prevented from performing any of your duties for the Company as a result of any agreement, contractual or other obligation (including, without limitation, any non-competition, proprietary information or confidentiality agreement with any prior employer).

If acceptable, please countersign this letter and return the signed copies to me via email by the end of day Monday, December 2, 2024.

Sincerely,
/s/ Molly Gellerman
Molly Gellerman
EVP, Human Resources

I have read and understand the terms of this offer (including the attached Appendix) and accept it as presented:

/s/ Tom Vellios	December 2, 2024
Tom Vellios	Date

701 market street, suite 200 philadelphia, pa 19106 | p 215-546-7909 f 215-971-8494 www.fivebelow.com

Appendix A: Terms of Employment and Summary of Benefits

Below is a summary of the terms of your employment and the benefits you may be eligible for as an employee of Five Below. This is a summary only. You can find additional benefits information at https://benefits.fivebelow.com.

1.	Title & Reporting:	Executive Chairman of the Board reporting to the Company’s Board of Directors

2.	Expected Start Date:	December 16, 2024

3.	Board Compensation:	You will continue to receive cash and equity compensation equal to, and on terms consistent with, the cash retainers and annual stock awards you receive under the current terms of the Company’s Non-Employee Director Compensation Plan when you were Non-Executive Chairman of the Board

4.	Travel:	You will be reimbursed for your work-related private travel expenses incurred during the first six months of fiscal 2025, and estimated taxes attributable to such reimbursement, up to a maximum amount of $500,000

5.	Equity Award:

You will receive a special equity grant under our LTIP equal to $3,000,000 in time-vested restricted stock units (“RSUs”).

The actual number of RSUs shall be determined by dividing $3,000,000 by the closing price of the Company’s common stock on the start date. Subject to your continued employment on the applicable vesting date, these RSUs will vest fully on the first anniversary of the grant date. These RSUs will not be eligible for accelerated vesting upon earlier retirement, and such RSUs are otherwise subject to terms consistent with those applicable to the most recent annual RSU awards granted to the Company’s named executive officers.

6.	Other	You not be eligible to participate in the Company’s Executive Severance Plan

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